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                      CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Life Technologies, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Life Technologies, Inc. 1996 Non-Employee Directors' Stock Option Plan and the Life Technologies, Inc. Non-Employee Directors' Annual Retainer Stock Plan of our report dated January 22, 1996, on our audits of the consolidated financial statements of Life Technologies, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report appears on page F-2 of the Annual Report on Form 10-K for the year ended December 31, 1995.


                                                  /s/ Coopers & Lybrand L.L.P.
                                                  ----------------------------
                                                  COOPERS & LYBRAND L.L.P.


Rockville, Maryland
May 15, 1996